Exhibit 3.08



                                 STATE OF SOUTH CAROLINA
                                   SECRETARY OF STATE

                                  ARTICLES OF CORRECTION



          The following information is submitted pursuant to Section 33-1-240 of the 1976 South Carolina Code, as amended:

     1. The name of the corporation is SOUTH CAROLINA ELECTRIC & GAS COMPANY.

     2. That on March 31, 1995, the corporation filed (fill out whichever is applicable):

             (a) XX The following described document: Articles of Amendment dated March 30, 1995.

             (b)      The attached document (attach copy of the document).

     3.     That this document was incorrect in the following manner:

            3(d) The number of shares which the corporation has authority to issue after giving effect to such cancellation is 55,502,283, itemized as follows:

     4. That the incorrect matters stated in Paragraph 3 should be revised as follows:

            3(d) The number of shares which the corporation has authority to issue after giving effect to such cancellation is 55,499,083, itemized as follows:



                         SOUTH CAROLINA ELECTRIC & GAS COMPANY



     Date:  December 13, 1995                   By:  Kevin B. Marsh
                                    Secretary